Exhibit (e)(4)

THIRD AMENDMENT TO

FLEXSHARES® TRUST

ETF DISTRIBUTION AGREEMENT

This third amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of May 31, 2017 by and between FlexShares® Trust (the “Trust”) and Foreside Fund Services, LLC (the “Distributor”), is entered into as of September 6, 2019 (the “Effective Date”).

WHEREAS, as of September 9, 2019, the Trust’s current Index Receipt Agent, J.P. Morgan Chase Bank, N.A., will assume the order-taking role with respect to the creation and redemption of Creation Units of each Fund (“Transition”);

WHEREAS, the Trust and the Distributor wish to amend the Agreement as a result of the Transition because the Distributor will no longer act as the order-taker with respect to the creation and redemption of Creation Units of each Fund; and

WHEREAS, Section 8(c) of the Agreement requires that amendments to the Agreement be made in writing and executed by the parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Distributor hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	The fourth Whereas Clause of the Agreement is hereby deleted in its entirety and replaced by the following language:

“WHEREAS, the Trust desires to retain the Distributor to (i) act as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund, and (ii) hold itself available to review and approve orders for such Creation Units in the manner set forth in the Trust’s Prospectus;”

3.	The first and only paragraph in Section 1 of the Agreement is hereby deleted in its entirety and replaced by the following language:

“The Trust hereby appoints the Distributor to serve as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund listed in Exhibit A hereto (as may be amended by the Trust from time to time on written notice to the Distributor) on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.”

4.	Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following paragraphs:

“ 3.        Duties of the Distributor

(a)

The Distributor agrees to serve as the principal underwriter of the Trust in connection with the review and approval of all purchase and redemption orders of Creation Units of each Fund by Authorized Participants that have executed an Authorized Participant Agreement with the Distributor and Transfer Agent/Index Receipt Agent. The Trust acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units; provided, however, that the Distributor agrees to use its best efforts to review and approve all orders in accordance with the terms and conditions set forth in the Prospectus. Nothing contained herein shall prevent the Distributor from entering into like distribution arrangements with other investment companies.

(b)

The Distributor agrees to use commercially reasonable efforts to provide the following services to the Trust with respect to the continuous distribution of Creation Units of each Fund: (i) at the request of the Trust, the Distributor shall enter into Authorized Participant Agreements between and among Authorized Participants, the Distributor and the Transfer Agent/Index Receipt Agent, for the purchase and redemption of Creation Units of the Funds (such form of Authorized Participant Agreements shall be approved by the Board of Trustees of the Trust and any Authorized Participant Agreement to be used with an Authorized Participant that differs in any material respect from the form approved by the Trust’s Board of Trustees shall be provided to the Trust for its approval prior to execution by the Distributor); (ii) the Distributor shall approve and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances (copies of such confirmations will be made available to the Trust promptly upon the Trust’s reasonable request); (iii) the Distributor shall make available copies of the Prospectus, included in the Registration Statement, to purchasers of Creation Units and, upon request, the Statement of Additional Information; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent/Index Receipt Agent. Upon request, the Distributor shall make available to the Trust during normal business hours a list of Authorized Participants.

(c)        Reserved.

(d)        All activities by the Distributor and its agents and employees that are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement and Prospectus, any and all exemptive orders issued to the Trust in connection with the offering of Fund Shares and Creation Units under this Agreement of which the Distributor has received advance notice, the instructions of the Investment Adviser and the Board of Trustees of the Trust, the Agreement and Declaration of Trust, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

(e)        Except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

(f)        The Distributor acknowledges and agrees that the Trust reserves the right to suspend sales and Distributor’s authority to review and approve orders for Creation Units on behalf of the Trust. Upon due notice to the Distributor, the Trust shall suspend the Distributor’s authority to review and approve Creation Units if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(g)        The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. Upon request by the Trust, the Distributor shall provide the Trust with information and materials regarding its business to the extent necessary to complete any filings. All information provided by the Distributor to the Trust for inclusion in a registration statement shall not contain any untrue statements of material fact or omit to state a material fact necessary to make a statement, in light of the circumstances in which it was made, not misleading. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of negligence in the performance of its duties and obligations set forth in sections (3)(g), (m), (o) and (p) of this Agreement, and by reason of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of the remainder of its duties and obligations and representations and warranties under this Agreement.

(h)        The Distributor shall ensure that all direct requests to Distributor for Prospectuses, Statements of Additional Information, product descriptions and periodic fund reports, as applicable, are fulfilled. The Distributor shall not bear any costs associated with printing Prospectuses, Statements of Additional Information, and all other such materials. In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of Prospectuses and Statements of Additional Information to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that Prospectuses and Statements of Additional Information are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission.

(i)        The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(j)        The Distributor shall review and approve, prior to use, all Trust sales and marketing materials (“Marketing Materials”) for compliance with applicable SEC and FINRA advertising rules, and will file all Marketing Materials required, or as reasonably requested by the Trust, to be filed with FINRA. The Distributor agrees to furnish to the Trust’s investment adviser any comments provided by FINRA with respect to such materials.

(k)        The Distributor shall not offer any Shares and shall not approve any creation or redemption order of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(l)        If the Trust adopts any distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-l under the 1940 Act (the “Plan”), the Distributor shall enter into selling and/or investor servicing agreements (“Sales and Investor Services Agreements”) with various broker-dealers and any other financial institution exempt under federal or state securities laws from registration as a broker or dealer authorized by the Investment Adviser, consistent with applicable law and the Registration Statement and Prospectus, to sell Shares and provide services to shareholders. The Distributor further agrees as follows: (i) the Distributor shall administer on behalf of the Trust any Plan(s) adopted by the Trust under rule 12b-l; (ii) the Distributor shall, at its own expense, set up and maintain a system of recording payments of fees and reimbursement of expenses disseminated pursuant to this Agreement and other agreements related to any such Plan(s) and, pursuant to the 1940 Act, report such payment activity to the Trust at least quarterly; (iii) the Distributor shall receive from the Trust all distribution and shareholder servicing fees, as applicable, at the rate and to the extent payable under the terms and conditions set forth in any Plan(s) adopted by the Trust, applicable to the appropriate class of shares of each Portfolio, as such Plan(s) may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose; and (iv) the Distributor shall pay, from the fees received from the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements. In no event shall Distributor (i) pay any fees pursuant to any such Plan(s) until it has received payment of such fees from the Trust or the Adviser or (ii) be entitled to retain for its own account any amount accrued pursuant to any such Plan(s).

(m)      The Distributor shall work (i) with the Transfer Agent/Index Receipt Agent to review and approve orders placed by Authorized Participants with the Transfer Agent/Index Receipt Agent; and (ii) with the Custodian and/or Transfer Agent to reconcile Shares; and (iii) undertake all such activities on a reasonably timely basis.

(n)        The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-l under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-l, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Investment Adviser of such event.

(o)        The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 3la-2 under the 1940 Act, such records as are required to be maintained by Rule 31 a-1 (d) under the 1940 Act. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request; provided, however, that Distributor may retain all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations. The Distributor shall assist the Trust and its designated agents or, upon approval of the Trust, any regulatory or self-regulatory body, in any requested review of the records maintained by the Distributor pursuant to Rule 31 a-1 (d) under the 1940 Act.”

(p)        The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.”

5.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

6.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

FLEXSHARES TRUST	FORESIDE FUND SERVICES, LLC

NTAC:3NS-20